Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

 We consent to the incorporation by reference in the Registration Statement of Towerstream Corporation and Subsidiaries on Form S-3, as amended (File No. 333-187548, File No. 333-166239, File No. 333-141405, File No. 333-178868, File No. 333-204581, File No. 333-214795 and File No. 333-212437) and on Form S-8 (File No. 333-161180, File No. 333-151306, File No. 333-174107 and File No. 333-211562) of our report dated March 31, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Towerstream Corporation and Subsidiaries as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015, which is included in this Annual Report on Form 10-K of Towerstream Corporation for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 31, 2017